                                                                      Exhibit 11



                                               COMPUTATION OF EARNINGS PER SHARE

                                                              THREE MONTHS                        TWELVE MONTHS
                                                       12/31/97          12/31/96          12/31/97          12/31/96

                     BASIC

Net earnings applicable to common stock:
     Net earnings/(loss)                            $(1,782,585)       $ (276,952)     $(1,891,754)         $  636,050
     Deduct preferred stock dividends paid              (31,830)          (31,830)        (127,320)           (127,320)
                                                     -----------       -----------     ------------         -----------

Net earnings/(loss) applicable to common stock      $(1,814,415)       $ (308,782)     $(2,019,074)         $  508,730
                                                    ============        ==========     ============          =========

Weighted average number of common shares
outstanding                                           5,154,053         4,553,754        4,996,694           3,771,702
                                                      =========         =========      ============          =========

EARNINGS/(LOSS) PER SHARE - BASIC                      $(0.35)           $(0.07)           $(0.40)             $0.13
                                                       =======           =======           =======             =====

                                DILUTED

Net earnings applicable to common stock
   on a diluted basis:

      Net earnings applicable to common stock per
        above                                       $       --         $     --        $       --           $ 508,730
      Add net interest expense related to
        debentures                                          --               --                --                  --
     Add dividends on convertible preferred stock           --               --                --                  --
                                                    -----------       ----------       ----------          ----------

Net earnings applicable to common stock on a
diluted basis                                              N/A              N/A               N/A           $ 508,730
                                                    ===========       ==========       ==========          ==========

Total shares diluted:

     Shares used in calculating  primary earnings
       per share                                            --                --               --           3,771,702

     Additional shares assuming conversion of options
       and warrants                                         --                --               --             478,143

     Additional shares to be issued under full
       conversion of convertible debentures                 --                --               --                  --

     Additional shares to be issued under full
       conversion of preferred stock                        --                --               --                  --
                                                    -----------       ----------        ----------          ----------

     Total shares for diluted                               N/A             N/A               N/A           4,249,845
                                                    ===========       ==========        ==========          ==========

EARNINGS PER SHARE - DILUTED                                N/A             N/A               N/A             $0.12
                                                    ===========       ==========        ==========            =====


The exercise of outstanding stock options, convertible subordinated debenture and convertible preferred stock were not included in some of the calculations of diluted earnings per share, as their effect would be antidilutive.